EXHIBIT 10.2

NOODLES & COMPANY

COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED SEPTEMBER 19, 2019

I. PURPOSE
1.1 The purpose of the Noodles & Company Compensation Plan for Non-Employee Directors (this “Plan”) is to provide a comprehensive compensation program to attract and retain qualified individuals who are not employed by Noodles & Company (the “Company”) or its subsidiaries to serve on the Company’s Board of Directors. In particular, this Plan aligns the interests of such directors with those of the Company’s shareholders by providing that a significant portion of such directors’ compensation is directly linked to the value of the Company’s common stock. This amendment and restatement of the Plan is effective beginning September 19, 2019.
1.2 Non-Covered Non-Employee Directors. This Plan shall not apply to any non-employee director serving on the Company’s Board of Directors who formerly held a management position at the Company, and no such individual shall be eligible for any grants or payments hereunder. For purposes of this Plan a “management position” is defined to include the Company’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Operations Officer, Chief Marketing Officer, and equivalent positions thereto.
II. CASH RETAINERS
2.1 Annual Board Retainer. Except as provided in Section 2.2 of this Plan with regard to the Board Chair, each non-employee director shall be entitled to receive an annual cash retainer for his or her Board service, in such amount as determined by the Board of Directors from time to time, which shall be payable in quarterly installments. As of September 19, 2019, this amount is $50,000. This retainer is in addition to the retainers set forth in Sections 2.3 through 2.4 below.
2.2 Annual Retainer for Board Chair. A non-employee director appointed to act as Board Chair (“Chair”) shall receive a cash retainer for his or her service as Chair, in such amount as determined by the Board of Directors from time to time, which shall be paid in quarterly installments. As of September 19, 2019, this amount is $100,000 per annum. This retainer is in addition to the retainers set forth in Sections 2.3 through 2.4 below.
2.3 Committee Retainer. A non-employee director appointed as a member of a standing committee of the Board of Directors shall receive an annual cash retainer,

payable in quarterly installments, in such amount as determined by the Board of Directors from time to time. These committee retainers are in addition to the annual retainers set forth in Section 2.1 and 2.2 above. As of September 19, 2019, the retainer amounts are, as follows:
2.3.1.    Audit Committee members shall receive an annual cash retainer in the total amount of $15,000.
2.3.2    Compensation Committee members shall receive an annual cash retainer in the total amount of $10,000.
2.3.3    Nominating and Governance Committee members shall receive an annual cash retainer in the total amount of $5,000.00.
2.4 Retainer for Committee Chairs. A non-employee director appointed to chair a standing committee of the Board of Directors shall be paid an annual cash retainer, payable in quarterly installments, in such amount as determined by the Board of Directors from time to time. These committee chair retainers are in addition to the retainers set forth in Sections 2.1 and 2.2 above. As of September 19, 2019, the retainer amounts are, as follows:
2.4.1    Audit Committee Chair shall receive an annual cash retainer of $10,000.
2.4.2    Compensation Committee Chair shall receive an annual cash retainer of $10,000.
2.4.3    Nominating and Governance Committee Chair shall receive an annual cash retainer of $5,000.
2.5 Pro-Rata Retainer. A non-employee director who commences service after the Annual Meeting of Shareholders shall be entitled to a pro-rated annual cash retainer as well as pro-rated annual committee and committee chair retainers, or an additional retainer for acting as Board Chair, as applicable, and as approved by the incumbent non-employee directors. The amount of the retainer(s) shall be determined based on the number of full months during the year period (which shall be measured from the date of the current calendar year Annual Meeting of Shareholders to the date of the following calendar year Annual Meeting of Shareholders) that a new non-employee director is in active service. The pro-rated portion of the annual retainer, if any, shall be payable in quarterly installments.

III. EQUITY AWARDS
3.1 Company’s Stock Incentive Plan. Grants of equity awards made under this Plan shall be made under the Company’s stock incentive plan that is in effect from time to time (“Stock Plan”). The terms “Fair Market Value” and “Stock” used in this Article III shall have the meanings set forth in the Stock Plan.
3.2 Annual Retainer Grants. At the close of business on the date of each Annual Meeting of Shareholders, other than the Board Chair, whose retainer is addressed in Section 3.2.1 below, each non-employee director who then continues as a member of the Board of Directors may be granted restricted stock units (“RSUs”) in such amounts as determined by the Board of Directors from time to time. Notwithstanding the foregoing, the Board of Directors may grant any one or more of the awards set forth under the Stock Plan in such amounts and on such terms as determined by the Board of Directors from time to time. As of September 19, 2019, the Fair Market Value of the RSUs granted is $55,000.
3.2.1 Annual Retainer Grant for Board Chair. At the close of business on the date of each Annual Meeting of Shareholders, the Board Chair who then continues in his/her role as Board Chair may be granted restricted stock units (“RSUs”) in such amounts as determined by the Board of Directors from time to time. Notwithstanding the foregoing, the Board of Directors may grant any one or more of the awards set forth under the Stock Plan in such amounts and on such terms as determined by the Board of Directors from time to time. As of September 19, 2019, the Fair Market Value of the RSUs granted to the Board Chair is $100,000.
3.3 Vesting of RSUs. A non-employee director’s RSUs shall be fully vested upon grant.
3.4 Pro-Rata Awards. A non-employee director who commences service after the Annual Meeting of Shareholders will receive a pro-rated equity award upon the date of their appointment as director based upon the Fair Market Value of the equity award granted to the incumbent non-employee directors in the year in which such director was appointed or as otherwise approved by the incumbent non-employee directors. The amount of the award shall be determined based on the number of full months during the year period (which shall be measured from the date of the current calendar year Annual Meeting of Shareholders to the date of the following calendar year Annual Meeting of Shareholders) that a new non-employee director is in active service.
3.5 Settlement of RSUs. The RSUs shall be settled by delivering shares of Stock promptly following vesting. Notwithstanding the foregoing, at the election of the non-employee director, settlement of the Stock may be deferred until the earlier of the director’s separation from Board service or a change in control of the Company, provided that any such election shall comply with the requirements of Section 409A of the Internal Revenue Code.

IV. ADDITIONAL PROVISIONS
4.1 This Plan shall be administered by the Board of Directors, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the Stock Plan shall be applicable to equity awards granted under this Plan.
4.2 This Plan may be suspended or terminated at any time by action of the Board of Directors. Notwithstanding any such suspension or termination, the Company shall remain obligated to pay cash retainer amounts earned but not yet paid and any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time of such suspension or termination, the Stock Plan or a prior stock plan, as applicable, and any applicable stock incentive award agreements.
4.3 Unless otherwise provided by the Board of Directors, the right to receive any compensation under this Plan, whether under new or outstanding equity awards, may not be transferred, assigned, or subject to attachment or other legal process.
4.4 To the extent any amounts paid under this Plan are subject to Section 409A of the Internal Revenue Code, this Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.
4.5 Subject to Sections 4.2 and 4.3 above, any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time such awards were granted.
4.6 This Plan shall be governed by and subject to the laws of the State of Delaware and applicable Federal laws.